Exhibit 23(b)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this post effective Amendment Number 1 on Form S-8 to Registration Statement No. 333-34750 on Form S-4 of RightCHOICE Managed Care, Inc., a Delaware Corporation, (the "Registrant"), of our reports dated
February  9,  2000  related  to  the  financial  statements   and
financial  statement  schedules,  except  for  Note  13  to   the
consolidated financial statements of RightCHOICE Managed Care, Inc., a Missouri Corporation, and Note 10 of the Blue Cross and
Blue   Shield   of   Missouri  Historical   Carve-Out   financial
statements, for which the date is March 9, 2000, and of our report dated March 23, 2000 relating to the balance sheet of the Registrant, which reports are included in the Registrant's Proxy Statement/Prospectus dated October 4, 2000.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
December 4, 2000